Filed Pursuant to Rule 433

Registration No. 333-270497

Issuer Free Writing Prospectus dated May 27, 2025

Relating to Prospectus dated March 13, 2023 and

Preliminary Prospectus Supplement dated May 27, 2025

$1,000,000,000

Senior Notes Offering

Pricing Term Sheet

May 27, 2025

	4.650% Senior Notes due 2030	5.250% Senior Notes due 2035
Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)

Moody’s Investors Service, Inc.:	Baa1 (Outlook: Positive)	Baa1 (Outlook: Positive)

Standard & Poor’s Ratings Services:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Fitch Ratings, Ltd.:	BBB+ (Outlook: Stable)	BBB+ (Outlook: Stable)

Principal Amount Offered:	$500,000,000	$500,000,000

Pricing Date:	May 27, 2025	May 27, 2025

Settlement Date:(2)	May 29, 2025 (T+2)	May 29, 2025 (T+2)

Maturity Date:	July 15, 2030	July 15, 2035

Benchmark Treasury:	3.875% due April 30, 2030	4.250% due May 15, 2035

Benchmark Treasury Price/Yield:	99-10 3⁄4 / 4.024%	98-17 / 4.434%

Spread to Benchmark Treasury:	+63 basis points	+85 basis points

Yield to Maturity:	4.654%	5.284%

Coupon:	4.650%	5.250%

Day Count Convention:	30 / 360	30 / 360

Price to Public:(3)	99.974%	99.725%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2026	January 15 and July 15, commencing January 15, 2026

Record Dates:	January 1 and July 1	January 1 and July 1

Optional Redemption:

Prior to June 15, 2030 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate +12.5 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Prior to April 15, 2035 (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) at a discount rate of the Treasury Rate +15 basis points.

On and after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

CUSIP/ISIN:	666807 CN0 / US666807CN04	666807 CP5 / US666807CP51

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Mizuho Securities USA LLC Goldman Sachs & Co LLC Morgan Stanley & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC	Mizuho Securities USA LLC Goldman Sachs & Co LLC Morgan Stanley & Co. LLC BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Senior Co-Managers	BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC	BNP Paribas Securities Corp. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

UniCredit Capital Markets LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

Mischler Financial Group, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

(2)

It is expected that delivery of the notes will be made against payment therefor on or about May 29, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to one business day before their date of delivery hereunder should consult their own advisors.

(3)	Plus accrued interest, if any, from May 29, 2025.

*****

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the numbers listed below:

Mizuho Securities USA LLC 1 (866) 271-7403 (toll free)	Goldman Sachs & Co. LLC 1 (866) 471-2536 (toll free)	Morgan Stanley & Co. LLC 1 (866) 718-1649 (toll free)

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